Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126822 on Form S-3 of our report dated February 26, 2010, relating to the financial statements and financial statement schedule of South Jersey Gas Company, appearing in this Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 26, 2010